Exhibit 99.1

Media contact:

Karla Olsen,

senior manager, media relations

Phone: 888.613.0003

FAX: 316.261.6769

karla_olsen@westarenergy.com

Investor contact:

Bruce Burns,

director, investor relations

Phone: 785.575.8227

bruce_burns@westarenergy.com

WESTAR ENERGY ANNOUNCES FIRST QUARTER 2006 RESULTS

TOPEKA, Kan., May 9, 2006 — Westar Energy, Inc. (NYSE:WR) today announced earnings of $26.6 million, or $0.30 per share, for the first quarter 2006 compared with earnings of $15.4 million, or $0.18 per share, for the first quarter 2005. The increase in earnings for the quarter was the result primarily of $9.6 million of income from corporate-owned life insurance.

Westar Energy reported revenues of $340.0 million for the first quarter 2006 compared with $336.5 million for the same period in 2005. Retail sales for the first quarter 2006 increased 2.3% or $5.5 million compared with the same period of 2005. Wholesale sales decreased $16.1 million for the first quarter of 2006 compared with the same period in 2005 due primarily to reduced market-based wholesale sales resulting from the company’s coal conservation measures. Energy marketing increased $12.3 million for the first quarter 2006 compared with the same period of 2005 due primarily to favorable mark-to-market valuations.

Total operating expenses for the first quarter of 2006 increased $6.8 million compared with the same period in 2005. The increase reflects primarily increases of $5.3 million in depreciation expense and $1.9 million for amortization of deferred storm expenses. Recovery of both of these higher expense items was authorized as part of the 2005 rate order of the Kansas Corporation Commission.

Westar Energy announces first quarter 2006 results, page 2 of 3

Other income and expense for the first quarter 2006 was $7.3 million of income compared with an expense of $1.9 million for the same period in 2005. The change between periods reflects $9.6 million, or $0.11 per share, of income from corporate-owned life insurance in 2006. The income from corporate-owned life insurance represents the amount of proceeds that actuarial assumptions predicted for the full year of 2006. Interest expense for the first quarter 2006 was $23.4 million compared with $29.9 million for the same period in 2005, reflecting the results of debt redemptions and lower interest rates due to refinancing activities.

2006 Earnings Guidance

Based on first quarter results, Westar Energy affirmed its previously announced 2006 full-year earnings guidance of $1.55 to $1.65 per share and the 2007 earnings guidance of $1.65 to $1.75 per share. Westar Energy’s earnings release, together with its attachments, dated Feb. 23, 2006 provides a discussion of the company’s earnings guidance and the earnings drivers and adjustment used in arriving at 2006 full-year earnings guidance.

Additional Earnings Information and Conference Call

In conjunction with the earnings release, Westar Energy has posted on its Web site a package of more detailed financial information related to its first quarter performance. The materials are available under Presentations in the Investor Relations section of the company Web site.

Westar Energy’s conference call with the investment community will be at 8 a.m. Eastern Daylight Time on May 9. Jim Haines, chief executive officer, and Mark Ruelle, executive vice president and chief financial officer, will host the call. Investors, media and the public may listen to the conference call by dialing 866-203-2528, participant code 32473723. Listeners may access

Westar Energy announces first quarter 2006 results, page 3 of 3 a live webcast of the conference call via the company’s Web site, www.WestarEnergy.com. A replay of the call will be available on the Web site. Members of the news media may direct follow-up questions to Karla Olsen.

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas, providing electric service to about 660,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates approximately 33,000 miles of electric distribution and transmission lines.

For more information about Westar Energy, visit us on the Internet at http://www.WestarEnergy.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend,” “guidance” or words of similar meaning. Forward-looking statements describe future plans, objectives, expectations or goals. Although Westar Energy believes that its expectations are based on reasonable assumptions, all forward-looking statements involve risk and uncertainty. Therefore, actual results could vary materially from what we expect. Please review our Quarterly Report on Form 10-Q for the period ended March 31, 2006 for important risk factors that could cause results to differ materially from those in any such forward-looking statements. Any forward-looking statement speaks only as of the date such statement was made, and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.

Attachment 1

WESTAR ENERGY, INC.

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended March 31,
	2006	2005	Change
Sales	$340,023	$336,502	$3,521

Fuel and purchased power	92,000	91,797	203
Depreciation and amortization	47,572	42,305	5,267
Other operating expenses	148,768	147,472	1,296

Total Operating Expenses	288,340	281,574	6,766

Income from Operations	51,683	54,928	(3,245)
Other income (expense)	7,302	(1,907)	9,209
Interest expense	23,398	29,864	(6,466)
Income tax expense	8,749	7,542	1,207

Net income	26,838	15,615	11,223

Preferred dividends	242	242	—

Earnings Available for Common Stock	$26,596	$15,373	$11,223

Average equivalent common shares outstanding	87,279	86,569

Basic Earnings Per Share	$0.30	$0.18	$0.12